Exhibit 32.2
Written Statement of the Chief Accounting Officer
Pursuant to 18 U.S.C. §1350
Solely for the purposes of complying with 18 U.S.C. §1350, I, the undersigned Chief Accounting Officer of American Ecology Corporation (the “Company”), hereby certify, that to my knowledge, that the Annual Report on Form 10-K of the Company for the period ended December 31, 2006 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates hereof and for the periods expressed in this Report.

/S/ Jeffrey R. Feeler
Vice President, Controller and
Chief Accounting Officer
March 9, 2007